Registration No. 333-136479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMPUDYNE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	23-15408659
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2530 Riva Road, Suite 201 Annapolis, Maryland	21401
(Address of Principal Executive Offices)	(Zip Code)

CompuDyne Corporation 2005 Stock Incentive Compensation Plan for Employees

(Full title of the plan)

Roderick Sherwood, III, Vice President

CompuDyne Corporation

2530 Riva Road, Suite 201

Annapolis, Maryland 21401

(Name and address of agent for service)

(410) 224-4415

(Telephone number, including area code, of agent for service)

With copies to:

J.Q. Newton Davis, Esq.	Brian D. Doerner, Esq.
Bingham McCutchen LLP	Ballard Spahr Andrews & Ingersoll, LLP
150 Federal Street	1735 Market Street, 51st Floor
Boston, MA 02110-1726	Philadelphia, Pennsylvania 19103
(617) 951-8000	(215) 665-8500

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of CompuDyne Corporation, a Nevada corporation (the “Registrant”):

File No. 333-136479, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 10, 2006, pertaining to the registration of 4,000,000 shares of common stock, par value $0.75 per share of the Registrant (“Common Stock”).

On September 21, 2007, Patriot Acquisition Corp., a Nevada corporation (“Merger Sub”) and wholly owned subsidiary of Gores Patriot Holdings, Inc., a Delaware corporation (“Parent”), was merged with and into the Registrant and the Registrant survived as a wholly owned subsidiary of Parent (the “Merger”). The Merger was effectuated pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, by and among Parent, Merger Sub and the Registrant.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Annapolis, State of Maryland, on September 24, 2007.

COMPUDYNE CORPORATION

By	/s/ Roderick Sherwood, III
Roderick Sherwood, III, Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stuart Mackiernan Stuart Mackiernan	Chief Executive Officer	September 24, 2007

/s/ William Patton William Patton	Director	September 24, 2007

/s/ Roderick Sherwood, III Roderick Sherwood, III	Director	September 24, 2007

/s/ Mark R. Stone Mark R. Stone	Director	September 24, 2007

/s/ Behdad Eghbali Behdad Eghbali	Director	September 24, 2007

/s/ Steven Chang Steven Chang	Director	September 24, 2007